CHIRON INVESTMENT MANAGEMENT, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

September 2022

[TABLE OF CONTENTS]

Page

INTRODUCTION	1
PURPOSE OF THIS CODE	1
PRINCIPLES OF BUSINESS CONDUCT	2
Conflicts of Interest	2
Corporate Opportunities	2
Confidentiality	2
Fair Dealing	2
Protection and Proper Use of Assets	3
Compliance with Applicable Laws, Rules, Regulations and Agreements	3
Equal Opportunity; Harassment	3
Gifts and Entertainment	3
Accuracy of Adviser Records	4
Retaining Business Communications	4
Compliance Training	4
Outside Employment	4
Service as a Director/Trustee	4
Political Contributions	5
Media Relations	5
Intellectual Property Information	5
Internet and E-Mail Policy	5
Reporting Violations and Complaint Handling	5
CODE OF ETHICS	6
Scope of the Code of Ethics	6
Definitions	6
Standards of Conduct	8
Prohibited Transactions	9
Management of the Restricted List	10
Procedures to Implement this Code of Ethics	10
Reporting Requirements	10
Pre-Clearance Request Policy	10
Initial Holdings Reports	11
Quarterly Certifications	12
Annual Certification	12
ADMINISTRATION OF THIS CODE	12
APPLICATION/WAIVERS	13
RECORDS	13
REVISIONS AND AMENDMENTS	13

Appendices

Appendix A – Sanctions

Appendix B – Statement on the Prohibition of Insider Trading

INTRODUCTION

Ethics are important to the investment adviser, Chiron Investment Management, LLC (the “Adviser”, and collectively “our”, “us”, or “we”). We are committed to the highest ethical standards and to conducting business with the highest level of integrity.

All Access Persons and associated persons of the Adviser are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics (this “Code”). If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with the Adviser’s Chief Compliance Officer or any member of Adviser’s management, or follow the procedures outlined in applicable sections of this Code.

The Adviser is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser acts as the investment adviser to FS Chiron Capital Allocation Fund, FS Chiron SMid Opportunities Fund, FS Chiron Real Asset Fund, and the FS Chiron Global Opportunities Fund, (the “Funds’”) that is subject to regulation under the Investment Company Act of 1940, as amended (the “1940 Act”)].

This Code has been adopted by the Adviser and approved, or will be approved by, by the board of directors or trustees, as applicable, of the Funds (the “Board”) in accordance with Rule 17j-l(c) under the 1940 Act, Rule 204A-1 under the Advisers Act, and the May 9, 1994, Report of the Advisory Group on Personal Investing by the Investment Company Institute. Rule 17j-l of the 1940 Act generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies if effected by access persons of such investment companies. Rule 204A-1 of the Advisers Act requires that all Adviser personnel comply with all applicable federal securities laws.

PURPOSE OF THIS CODE

This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations to avoid any abuse of a position of trust and responsibility;

•	maintain the confidentiality of our business activities;

•	assist you in complying with applicable securities laws;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of the Adviser that no affiliated person of our organization shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by any Client of the Adviser:

•	employ any device, scheme or artifice to defraud us or such Client;

•	make any untrue statement of a material fact or omit to state to us a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon us or any Client; or

•	engage in any manipulative practices with respect to our business activities.

All Access Persons, as defined herein, and associated persons of the Adviser, as a condition of employment or continued employment or affiliation with the Adviser, will acknowledge annually, in writing, that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

The Chief Compliance Officer is responsible for obtaining three quarterly certifications, along with one annual certification, from each Access Person and each Supervised Person, acknowledging that he/she has acted in accordance with the policies and procedures set forth in this Code during the time period and that each Access Person and Supervised Person has read and understands the Code.

We are committed to fostering a culture of compliance. We, therefore, urge any Access Person or Supervised Person to contact the Chief Compliance Officer for any reason. No employee will be penalized, and their employment status will not be jeopardized by communicating with the Chief Compliance Officer. Reports of violations or suspected violations also may be submitted anonymously to the Chief Compliance Officer, by calling the employee hotline at 844-995-4986. Any retaliatory action taken against any person who reports a violation, or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

PRINCIPLES OF BUSINESS CONDUCT

All Access Persons and associated persons of the Adviser will be subject to the following guidelines covering business conduct, except as noted below:

Conflicts of Interest

•	You must avoid any conflict, or the appearance of a conflict, between your personal interests, our interests and the interests of our Clients. A conflict exists when your personal interests in any way interfere with our interests or the interests of our Clients, or when you take any action or have any interests that may make it difficult for you to perform your job objectively and effectively.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of the Adviser and our Clients when the opportunity to do so presents itself. Therefore, you may not:

•	take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us or any of our Clients, or through the use of either’s property or information;

•	use our or any of our Clients’ property, information, or position for your personal gain or the gain of a family member; or

•	compete, or prepare to compete, with us or any of our Clients.

Confidentiality

You must not disclose confidential information regarding us, any of our Clients, or either of our or their affiliates, lenders or other business partners, unless such disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Adviser, our Clients, or any of our or their affiliates, lenders or other business partners. This obligation will continue until the information becomes publicly available, even after you leave FS Investments, as defined below.

Fair Dealing

You must endeavor to deal fairly with our Clients and business partners, and any other companies or individuals with whom we or our Clients do business or come into contact, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

Protection and Proper Use of Assets

Our assets and those of our Clients are to be used only for legitimate business purposes. You should protect our assets and those of our Clients and ensure that they are used efficiently.

Incidental personal use of telephones, cell phones, fax machines, copy machines, digital scanners, personal or work computers or tablets and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules, Regulations and Agreements

Each of us has a duty to comply with all laws, rules and regulations that apply to our business. The Adviser has an insider trading policy with which officers, principals and Access Persons of the Adviser must comply. A copy of such Statement on the Prohibition of Insider Trading is included as Appendix B. Please talk to our Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, we expect you to comply with all of our policies and procedures that apply to you. We may modify or update our policies and procedures in the future and may adopt new policies and procedures from time to time. Access persons who are employees of Franklin Square Holdings, L.P. (“FS”, and with its FS affiliates, “FS Investments”) are also expected to observe the terms of the Franklin Square Holdings, L.P. Code of Business Conduct and Ethics.

Equal Opportunity; Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, disability, citizenship status, marital status or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, disability, citizenship status, marital status, or any other status protected by law.

Gifts and Entertainment

Gifts can appear to compromise the integrity and honesty of our personnel. On the other hand, business colleagues often wish to provide small gifts to others as a way of demonstrating appreciation or interest. We have attempted to balance these considerations in the policy which follows.

No Access Person or associated person of the Adviser shall accept a gift or invitation that involves entertainment that is over $200 on a per person, per event basis from any person or entity that does business with, is likely to do business with, or is soliciting business from, the Adviser or its Clients, except as follows: (i) payment of out-of-town accommodation expenses by a sponsor of an industry, company or business conference held within the United States involving multiple attendees from outside the firm where your expenses are being paid by the sponsor on the same basis as those other attendees (Access Persons are required to obtain approval from the Chief Compliance Officer, prior to accepting out-of-town accommodations or travel expenses); a business gift given to an Access Person from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for such Access Person (e.g., holiday gifts); and (iii) gifts from a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for the Access Person (e.g., closing dinner gifts, gifts given at an industry conference or seminar). As a general rule, Access Persons may not accept an invitation that is excessive (over $200 on a per person basis) or not usual and customary. If an Access Person believes the meal or entertainment might be excessive, he or she must obtain approval from the Chief Compliance Officer. Gifts to the Adviser as a whole or to an entire department (for example, accounting, analysts, etc.) may exceed the $200 limitation, but such gifts must be approved by the Chief Compliance Officer.

Standards for giving gifts/entertainment are identical to those governing the acceptance of gifts/entertainment (that is gifts given should be restricted to items worth $200 or less, subject to pre-approval from the Chief Compliance Officer, as applicable). On the whole, good taste and judgment must be exercised in both the receipt and giving of gifts/entertainment. Every person subject to this Code must avoid gifts or entertainment that would compromise the Adviser’s or its Clients’ standing or reputation. If you are offered or receive any gift which is either prohibited or questionable, you must inform the Chief Compliance Officer.

All gifts/entertainment received over a de minimus amount of $25 shall be reflected in the gift log (for FS employees using the online compliance portal on FS Inside) and must contain a basic description of the gift, a good faith estimate of the value of the gift, and the date the gift was received or entertainment attended.

Solicitation of gifts is strictly prohibited. The direct or indirect giving of, offering to give or promising to give, money or anything of value to a foreign official, a foreign political party or party official, or any candidate for foreign political office in order to corruptly obtain or retain a business benefit, is generally prohibited and is subject to additional requirements and limitations. If you intend to give, offer or promise such a gift, you must inform the Chief Compliance Officer, immediately.

Accuracy of Adviser Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions. This requirement includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time, we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply or have any questions regarding the possible applicability of this exception, please contact the Chief Compliance Officer.

Compliance Training

An integral part of the FS Investments compliance program is the periodic compliance training that is provided to all employees. It is important that you complete all such compliance training in a timely and thorough manner.

Outside Employment

Without the written consent of the Chief Compliance Officer of the Adviser, or his/her designee and your manager, no Access Person or associated person of the Adviser is permitted to:

•	be engaged in any other financial services business for profit;

•	be employed or compensated by any other business for work performed; or

•	have a significant (more than 5% equity) interest in any other financial services business, including, but not limited to, banks, brokerages, investment advisers, insurance companies or any other similar business.

Requests for outside employment waivers should be made in writing to the Chief Compliance Officer through the ComplySci portal on FS Inside. Such requests should also include the written approval of your manager.

Service as a Director/Trustee

No Access Person or associated person of the Adviser shall serve as a director/trustee (or member of a similar governing body) or officer of any organization, without prior written authorization from the Chief Compliance Officer. Any request to serve on the board of such an organization must include the name of the entity and its business, the names of the other board members, and a general reason for the request. Such requests must be submitted through the online compliance portal on FS Inside.

Political Contributions

Persons associated with the Adviser or any of its affiliated organizations, including the Funds or Companies, are subject to Franklin Square Holdings’ Political Contributions and Pay-to-Play Political Activity Policy. Employees must pre-clear, via ComplySci, prior to making, Soliciting or Coordinating any Political Contribution. Additionally, employees must preclear any Political Contribution sought to be made, Solicited or Coordinated by their immediate family members (i.e., spouse, domestic partner, or dependent child). Generally, Political Contributions to state and local officials, candidates, parties and PACs (or Federal PACs that give to local candidates) are prohibited by this policy and will not be approved. Please consult this policy for specific requirements relating to any proposed political contribution.

Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, our Chief Executive Officer, or his or her designee, is the sole contact for media seeking information about the Adviser. Any requests from the media must be referred to our Chief Executive Officer, or his designee.

Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes but is not limited to business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; and lender and other business partner lists. Officers, principals and Access Persons of the Adviser who have access to our intellectual property information and that of our Clients are obligated to safeguard it from unauthorized access and:

•	not disclose this information to persons outside of the Adviser;

•	not use this information for personal benefit or the benefit of persons outside of the Adviser; and

•	not share this information with other officers, principals and Access Persons of the Adviser except on a legitimate “need to know” basis.

Internet and E-Mail Policy

FS Investments provides an e-mail system and Internet access to its employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper or illegal use. Further, you are permitted to post information on public forums, such as blogs or social networking sites (e.g., Facebook®, Twitter® or LinkedIn®) outside of work, but you should consider how the use of social media can reflect upon FS Investments. You are required to comply, at all relevant times, with the Acceptable Use Policy adopted by Franklin Square Capital Partners, L.P. and applicable to each Adviser.

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of this Code by the Adviser’s Access Persons or associated persons, and you are expected to report any violation promptly. Normally, reports should be made to your immediate supervisor. Under some circumstances, it may be impractical, or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact the Adviser’s Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer and the governing body of any affected Client, as the circumstance dictates. You will also be expected to cooperate in any investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an Access Person or associated person of the Adviser or our accounting, internal accounting controls or auditing matters, may communicate that concern to the Adviser’s Chief Compliance Officer. All reported concerns relating to or affecting a Client shall be promptly forwarded to the applicable governing body of such Client by the Adviser’s Chief Compliance Officer and will be simultaneously addressed by the Adviser’s Chief Compliance Officer in the same way that other concerns are addressed by us. The status of all outstanding concerns forwarded to any Clients will be reported to the appropriate parties on a quarterly basis by the Adviser’s Chief Compliance Officer.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored. While anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of Access Persons, officers or principals who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any officer, principal or Access Person who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about the Adviser’s conduct, the conduct of an Access Person or associated person of the Adviser, or about the Adviser’s accounting, internal accounting controls or auditing matters, you may contact the Adviser at the address set forth below:

ADDRESS:	Kristen Richards, Chief Compliance Officer Chiron Investment Management, LLC 201 Rouse Boulevard Philadelphia, PA 19112

In the case of a confidential, anonymous submission, employees should set forth their concerns in writing and forward them in a sealed envelope to Kristen Richards, Chief Compliance Officer, such envelope to be labeled with a legend such as: “To be opened by Kristen Richards, Chief Compliance Officer only.”

An Access Person’s violation of this Code and related requirements may result in certain sanctions, as described more fully in Exhibit A.

CODE OF ETHICS

The persons specified in the following discussion will be subject to the provisions of this Code.

Scope of the Code of Ethics

In order to prevent the Adviser’s Access Persons, as defined below, from engaging in any of these prohibited acts, practices or courses of business, the Adviser has adopted this Code which will be approved by the Board of the related Funds’.

Definitions

Access Person. “Access Person” includes all associated persons, officers, principals and certain interested directors of the Adviser. It also includes any of the Adviser’s Supervised Persons (as defined below) who have access to non-public information regarding any Client’s purchase or sale of a Covered Security (as defined below), or non-public information regarding the portfolio holdings of any Client, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are non-public. Disinterested Trustees and Trustees of the respective Fund Board of Trustees are not included in the definition of Access Person.

Access Persons will be classified under one of the following three categories:

1. A Tier 1 Access Person (“Tier 1 Access Person”) is defined as an individual, including Supervised Persons, engaged in portfolio management, trading, investment management and/or investment decision-making, and has access to non-public information, as well as information regarding the pipeline(s), purchases or sales of securities of one or more Clients. These roles include, but are not limited to, investment analysts, portfolio managers, and traders.

2. A Tier 2 Access Person (“Tier 2 Access Person”) is defined as an individual who has access to non-public information, but is not involved in portfolio management, trading, investment management and/or investment decision-making of the Adviser.

3. A Tier 3 Access Person (“Tier 3 Access Person”) is defined as an individual who does not meet the criteria of a Tier 1 Access Person or a Tier 2 Access Person, defined above.

Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) under the Exchange Act provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Blackout Period. Although not routinely applicable to open-end mutual funds, Blackout Periods may affect other Funds or Companies managed by the Adviser’s affiliates. As applicable to a Fund or Company in accordance with its offering documents, “Blackout Period” shall mean that timeframe in which its Adviser or an Access Person is not permitted to purchase or sell the securities of any Fund or Company. The Blackout Period is in effect at all times of any calendar year, except during the Window Period (as defined below). Notwithstanding this prohibition, an Access Person may purchase securities of a Fund or Company during a Blackout Period, if such transactions are made pursuant to a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 (“Approved 10b5-1 Plan”), as that term is defined in the Statement on the Prohibition of Insider Trading, attached as Appendix B. Only Tier 1 and Tier 2 Access Persons shall be subject to the Blackout Period and the corresponding Window Period.

Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; (iii) shares issued by a registered open-end investment company (i.e., mutual funds), other than a fund sponsored/managed by FS Investments; and (iv) exchange traded funds structured as unit investment trusts or open-end funds. A Covered Security includes any cryptocurrency derivative and any currency forward transaction.

Disinterested Trustee. A “Disinterested Trustee” is a trustee of a fund who is not an “interested person” of the fund within the meaning of Section 2(a)(19) of the 1940 Act.

Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rules 504, 505 or 506 under the Securities Act.

Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

Restricted List. The Restricted List identifies those securities which the Adviser or its Access Persons may not trade due to some restriction under the securities laws whereby the Adviser or its Access Persons may be deemed to possess material non-public information about the issuer of such securities.

Supervised Person. A “Supervised Person” means any partner, principal, officer, director (or other person occupying a similar status or performing similar functions), or employee of any entity that provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

Window Period.

“Window Period” shall mean the timeframe in which an Access Person is permitted to purchase or sell securities of one or more Funds. Because the Funds are open-end funds that permit daily purchases and redemptions, the Window Period is expected to remain open at all times, unless it is specifically closed for a finite period of time, due to an issue or event that is considered to be material non-public information.

Standards of Conduct

1. No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the Adviser or its Clients; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Adviser, or any of its affiliates or Clients, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Adviser and its Clients.

2. A Tier 1 Access Person recommending or authorizing the purchase or sale of a Covered Security by any Client of the Adviser shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

3. No Access Person shall dispense any information concerning securities holdings or securities transactions of any of the Adviser’s Clients to anyone outside the Adviser without obtaining prior written approval from our Chief Compliance Officer, or such person or persons as our Chief Compliance Officer may designate to act on his or her behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

•	when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Adviser and its Clients; or

•	in the ordinary course of his or her duties on behalf of the Adviser.

4. Each Adviser owes its Clients a duty of undivided loyalty. As an investment adviser, the Adviser has a fiduciary responsibility to its Clients. Clients’ interests must always be placed first. Thus, the Adviser’s personnel must conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any transaction for a Client or otherwise takes unfair advantage of a Client relationship. All personal securities transactions should be conducted consistent with this Code and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Adviser. All Adviser personnel must adhere to these fundamental principles as well as comply with the specific provisions set forth herein.

5. A pre-clearance of an Access Person’s personal security transaction shall be effective for two (2) business days following the receipt of the pre-clearance request. After such timeframe if the transaction is not completed, an Access Person shall be required to submit a new pre-clearance request through the ComplySci portal.

6. All Access Persons are required to comply with all of the provisions of the Code, as applicable. Only Tier 1 Access Persons and Tier 2 Access Persons shall be subject to the Fund Board reporting requirements, as applicable.

Prohibited Transactions

1. General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale that such Covered Security is being considered for purchase or sale by a Client of the Adviser, or is held in the portfolio of a Client of the Adviser, unless such Access Person shall have obtained prior written approval for such purpose from the Adviser’s Chief Compliance Officer. An Access Person who becomes aware that any Client of an Adviser is considering the purchase or sale of any Covered Security must immediately notify the Adviser’s Chief Compliance Officer of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).

•	An Access Person shall similarly notify the Adviser’s Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

•	Once an Access Person becomes aware that any Client of the Adviser is considering the purchase or sale of a Covered Security in its portfolio, such Access Person may not engage in any transaction in such Covered Security (including any security issued by the issuer of such Covered Security).

•	The foregoing notifications or permission may be provided orally but should be confirmed in writing as soon and with as much detail as possible.

2. Securities Appearing on the Portfolio and Pipeline Reports and Restricted List. The holdings of the Adviser’s Clients are detailed in the Portfolio Report that will be updated as necessary. The Adviser may also maintain a pipeline report of investments under consideration for purchase. The Adviser may also maintain a restricted list of securities.

3. Initial Public Offerings and Limited Offerings. Access Persons of the Adviser must obtain approval from the Adviser’s Chief Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

4. Securities Under Review. No Access Persons shall execute a securities transaction in any security issued by an entity that any of the Adviser’s Clients own or are considering for purchase or sale unless such Access Person shall have obtained prior written approval through the online compliance portal for such purpose from the Adviser’s Chief Compliance Officer.

5. Trading in the Fund or Company’s Securities. Although not routinely applicable to open-end mutual funds, Blackout Periods may affect other Funds or Companies managed by the Adviser’s affiliates. No Access Person may purchase or sell (tender) the Fund or Company’s securities during a Blackout Period unless the purchase or sale is made pursuant to an Approved 10b5-1 Plan as that term is defined in the Fund Company’s Statement on the Prohibition of Insider Trader (see Appendix B). All other purchases and sales of the Fund or Company’s securities can only occur during an open Window Period. All purchases and sales of the Fund Company’s securities during an open Window Period must be pre-cleared by the Adviser’s Chief Compliance Officer, using the online compliance portal on FS Inside.

6. Adviser Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to the Adviser’s Chief Compliance Officer when they are involved in the Adviser’s subsequent consideration of an investment in the issuer on behalf of any Client, and the Adviser’s decision or recommendation to purchase such securities on behalf of any Client must be independently reviewed by Access Persons with no personal interest in that issuer.

7. Sixty-Day Hold. With respect to Tier 1 Access Persons of FS Fund Advisor, LLC and Chiron Investment Management, LLC only Tier 1 Access Persons are required to hold securities purchased in their personal brokerage account(s) for a minimum of sixty days from the date of purchase.

8. Fund Holdings. With respect to Tier 1 Access persons of FS Fund Advisor, LLC and Chiron Investment Management, LLC only Tier 1 Access Persons are prohibited from buying or selling any pipeline security, as applicable or holding of a Fund for five days prior to the Fund’s purchase or sale of the security and for five days after the Fund’s purchase or sale of a security or until the Fund’s order is executed or withdrawn, whichever is later.

9. CIO Approval.	With respect to Tier 1 Access Persons of Chiron Investment Management, LLC, only Tier 1 Access Persons are required to have a personal trade request reviewed and approved by the Chief Investment

Officer (CIO) of Chiron Investment Management, LLC, or his delegate. If the requested trade is denied by the CIO, the Tier 1 Access Person may not execute the requested trade.

Management of the Restricted List

The Adviser’s Chief Compliance Officer will manage placing and removing names from the Restricted List. Should an Access Person learn of material non-public information concerning the issuer of any security, that information must be provided to the Adviser’s Chief Compliance Officer so that the issuer can be included on the Restricted List. The Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information. The Chief Compliance Officer will maintain this information in a log. Upon the receipt of such information, the Chief Compliance Officer will revise the Restricted List.

Any discretionary sub-advisers to the Adviser, or affiliated investment advisers, will be directed to advise the Adviser when they have obtained information that causes them to be restricted from trading in the securities of any of the names appearing on the Pipeline and Portfolio Reports (as discussed above). This information will be provided to the Chief Compliance Officer who will add the name(s) to the Restricted List. Any discretionary sub-advisers, or affiliated investment advisers, will also be required to notify the Adviser’s Chief Compliance Officer if they are restricted from trading in the securities of any of the issuers discussed with the Adviser for possible inclusion in the portfolio of any of the Adviser’s Clients.

The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of the Adviser, absent approval of the Chief Compliance Officer or the Chief Executive Officer.

Procedures to Implement this Code of Ethics

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist the Adviser in preventing, detecting and imposing sanctions for violations of this Code. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to the Adviser’s Chief Compliance Officer.

All Access Persons are subject to the reporting requirements set forth in the next section, except as follows:

•	with respect to transactions effected for, and Covered Securities (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; or

•	those transactions effected pursuant to an Automatic Investment Plan.

Reporting Requirements

The Adviser’s Chief Compliance Officer shall furnish each Access Person with a copy of this Code, electronically, along with the other sections of this Code, and any amendments, upon commencement of employment by or affiliation with the Adviser and may distribute any updates to the Code via electronic means thereafter.

Each Access Person and associated person of the Adviser is required to certify, through a written acknowledgment, within 10 days of commencement of employment by or affiliation with the Adviser, that he or she has received, read and understands all aspects of this Code and recognizes that he or she is subject to the provisions and principles detailed therein. In addition, the Chief Compliance Officer shall notify each Access Person of his or her obligation to submit an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

Pre-Clearance Request Policy

FS Investments and its personnel are subject to certain laws and regulations governing personal securities trading. The pre-clearance request process is designed to reasonably mitigate personal securities transactions from, intentionally or unintentionally, interfering or conflicting with the investment directives of FS, its clients, and/or business partners.

All Access Persons (as defined herein) of any Company, all Access Persons of any Adviser, employees of Franklin Square Holdings L.P., and employees of FS Investment Solutions, LLC are required to abide by the following pre-clearance policy.

Please note: Disinterested Trustees (as defined herein) and certain Interested Directors of the Funds are not required to pre-clear securities transactions.

Pre-clearance approval from the Chief Compliance Officer or his/her designee must be obtained prior to entering into any securities transaction, unless such purchase or sale is made in the following plan or account type:

•	An approved 10b5-1 plan (as defined in the Statement on the Prohibition on Insider Trading).

•	A variable insurance contract held exclusively in a sub-account of an insurance company.

•	An account in which you have no direct or indirect influence or control over the account, or the securities held therein (such as, a managed account where you do not maintain discretion) is also exempt from the pre-clearance request requirements.

Regardless of how owned, the following securities and investments do not require pre-clearance:

•	A bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements.

•	A money market instrument.

•	An open-end fund/mutual fund (other than any FS Investments Fund or Company). Please be reminded that any product sponsored by FS Investments, regardless of its structure, must be pre-cleared and certain products sponsored by FS Investments may be subject to a black-out window.

•	An exchange-traded fund.

•	A U.S. government security.

Pre-clearance requests should be submitted using the online compliance portal, ComplySci, that can be accessed via FS Inside (“ComplySci portal”).

The pre-clearance request shall include the following:

•	Name;

•	Date of the pre-clearance request;

•	The name of the broker who will execute the transaction;

•	The name of the security and the type of security and estimated trade value in dollars;

•	Whether the transaction is a purchase or sale.

In determining whether to approve the transaction, the Chief Compliance Officer or his/her designee will consider whether the opportunity to purchase or sell such securities creates an actual or potential conflict of interest or whether you are being offered the opportunity because of your position. The Chief Compliance Officer or designee will document and communicate the approval or disapproval of each such request via the ComplySci portal.

Initial Holdings Reports

Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to the Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

•	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

An example of the type of information that is required to be included on Initial Holdings Reports is provided in the ComplySci portal.

Quarterly Certifications

Each Access Person must, no later than 30 days after the end of each calendar quarter, confirm to the Chief Compliance Officer or other designated person all of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership, during the calendar quarter most recently ending. The Access Person must confirm quarterly the following information:

•	the date of the transaction;

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was affected; and

•	the date the Access Person confirms such transactions.

With respect to any account established by an Access Person during the reporting quarter in which any Covered Securities were held for the direct or indirect benefit of the Access Person, the Access Person must report (a) the name of the broker, dealer or bank with whom the Access Person established the account, (b) the date the account was established, and (c) the date the information is submitted.

This certification will be sent to each Access Person via the ComplySci portal.

Annual Certification

Each Access Person must confirm to the Chief Compliance Officer or other designated person an annual holdings report reflecting holdings as of a date no more than 45 days before the confirmation is submitted. The Annual Certification must be submitted at least once every 12 months, on a date to be designated by the Adviser. The Chief Compliance Officer will notify every Access Person of the date. Each report must include:

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person confirms the report.

The annual certification will be distributed to each Access Person via the ComplySci portal.

All Access Persons must also annually certify, through a written acknowledgment, to the Chief Compliance Officer that: (1) they have read, understood and agree to abide by this Code; (2) they have complied with all applicable requirements of this Code; and (3) they have reported all transactions and holdings that they are required to report under this Code.

ADMINISTRATION OF THIS CODE

The Chief Compliance Officer has overall responsibility for administering this Code and reporting on the administration of and compliance with this Code and related matters to the Chief Executive Officer and the applicable governing bodies of our Clients.

The Chief Compliance Officer or his/her designee, shall review all reports to determine whether any transactions recorded therein constitute violations of this Code. Before making any determination that a violation has been committed by a person subject to this Code, such person shall be given an opportunity to supply additional explanatory material. The Chief Compliance Officer shall maintain copies of the reports as required by the Advisers Act.

No less frequently than annually the Chief Compliance Officer will furnish to the Chief Executive Officer and the applicable governing bodies of our Clients, as necessary, a written report that describes any issues arising under this Code or its procedures since the last report, including, but not limited to, information about material violations of this Code or its procedures and any sanctions imposed in response to material violations. This report should also certify that the Adviser has adopted procedures reasonably designed to prevent persons subject to this Code from violating this Code.

APPLICATION/WAIVERS

All of the Access Persons and associated persons of the Adviser are subject to this Code.

Insofar as other policies or procedures of the Adviser govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

RECORDS

The Adviser shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the SEC:

1. A copy of this Code and any other code of ethics of the Adviser that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

2. A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3. A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made, or the information is provided, the first two years in an easily accessible place;

4. A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5. A copy of each report made to the Chief Executive Officer and the applicable governing bodies of our Clients shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6. A record of any decision and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities required to be pre-cleared under this Code, including any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

REVISIONS AND AMENDMENTS

This Code may be revised, changed or amended at any time with the approval of the Adviser. Following any material revisions or updates, an updated version of this Code will be distributed to all Access Persons and will supersede the prior version of this Code effective upon distribution. The Adviser may ask you to sign an acknowledgement confirming that you have read and understood any revised version of this Code, and that you agree to comply with the provisions thereof.

APPENDIX A
SANCTIONS

Code of Business Conduct and Ethics Sanctions

Upon discovering a violation of the Code of Ethics (Code), FS Investments (FS) may impose sanctions as it deems appropriate, including, without limitation, a letter warning, disgorgement of profits, termination of trading privileges or suspension or termination of the Access Person, dependent, in part, on the materiality of the violation. A Material Violation includes any active trading violations (i.e., failure to pre-clear a trade, short-term trading, etc.). A Non-Material violation includes any reporting violations (e.g., not disclosing a new account within the required time frame, not certifying to transactions by the deadline).

The schedule below is not all inclusive and is intended to serve as a guideline for the imposition of a sanction. Violations will be aggregated during a 12-month time period:

Non-Material Violations:

1st Violation: Recorded warning to the Access Person that the Code has been violated and a review of the requirements of the Code.

2nd Violation: Written notification to the Access Person, with a copy to the Access Person’s supervisor and a review of the requirements of the Code.

3rd Violation: Written notification to the Access Person, Access Person’s Supervisor and to the CEO and CIO of the FS, as well as another review of the requirements of the Code.

Material Violations:

1st Violation: Written notification to the Access Person that the Code has been violated, with a copy to the Access Person’s supervisor and a review of the requirements of the Code.

2nd Violation: Written notification to the Access Person, Access person’s Supervisor, CEO and CIO, as well as a 5-business day suspension of trading privileges. Compliance will review, with the Access Person, the requirements of the Code.

3rd Violation: Written notification to the Access Person, Access person’s Supervisor, CEO and CIO, as well as a 10-business day suspension of trading privileges. At this point, it will be up to the CCO, CIO, and CEO to determine whether one or more of the following are appropriate: a disgorgement of profits (such disgorgement to be donated to a mutually agreed-upon charity), termination of trading privileges, termination of the Access Person, and/or any other additional sanctions deemed appropriate.

Effective July 31, 2022

APPENDIX B

Statement on the Prohibition of Insider Trading

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

This Statement on the Prohibition of Insider Trading applies to each of the Funds and the investment adviser also listed on Schedule I hereto, (each, the “Adviser”).

Introduction

Failure by you to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to your future and to the Adviser’s clients. The information below should provide a useful guide about what constitutes insider trading and material inside information and the Adviser’s policy against insider trading. Any questions regarding this policy should be directed to the Chief Compliance Officer or his or her designee.

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Potential penalties for insider trading violations include imprisonment and can have other very serious repercussions for both the Adviser and the employee. Violators may be censured by the government or self-regulatory organizations, suspended, barred from the securities business and/or subject to civil and criminal fines. In addition, violations may result in liability under the federal securities laws, including the Insider Trading Sanctions Act of 1984 and the Insider Trading and Securities Fraud Enforcement Act of 1988. The Adviser’s actions with respect to any violations will be swift and forceful, since it is the victim of any such abuse.

A violation of the Adviser’s policies and procedures regarding confidential information, disclosure and the use of confidential information may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation of the Adviser’s policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non-public information could also result in civil or criminal liability which could lead to imprisonment, fines and/or a requirement of disgorgement of any profits realized and, as a result of the violation, to an injunction prohibiting the violator from being employed in the securities industry. The Adviser may initiate or cooperate in proceedings resulting in such penalties.

In the unlikely event that you come into possession of information that is not publicly available, either through your work with the Adviser or outside of the workplace, you will be required to adhere to this Statement on the Prohibition of Insider Trading (this “Statement”) as set forth in the following pages. You will also be subject to certain reporting requirements in connection with complying with the Code of Ethics beginning with the requirement to notify their Chief Compliance Officer or his or her designee.

Statement of Policy

It is the policy of the Adviser that no officer, manager, director, trustee or employee (including any temporary employee or consultant) of the Adviser who is aware of material, non-public information relating to the Adviser or the Funds may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of Adviser including family and friends.

In addition, it is the policy of the Adviser that no officer, manager, director or employee (including a temporary employee or consultant) of the Adviser who, in the course of working for the Adviser, learns of material, non-public information regarding a portfolio company, may trade in that company’s securities until the information becomes public or is no longer material.1

Background

The securities laws and the rules and regulations of the self-regulatory organizations are designed to ensure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security’s price and volume are determined by the free interplay of economic forces. The anti-fraud rules of the federal securities laws prohibit, in connection with the purchase or sale of a security:

•	making an untrue statement of a material fact;

•	omitting to state a material fact necessary to make the statements made not misleading; and

•	engaging in acts, practices or courses of business which would be fraudulent or deceptive. While the law concerning insider trading is not rigid, it generally is understood to prohibit:

•	trading by an insider, while in possession of material non-public information;

•	trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

•	communicating material non-public information to others.

The elements of a claim for insider trading and the penalties for unlawful conduct are described below.

Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors and employees of a company, as well as anyone who has access to material non-public information regarding a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on information is not a basis for liability unless the information is material. Information generally is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or if the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes but is not limited to dividend changes; earnings estimates not previously disseminated; material changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. United States 108 S. Ct. 316 (1987), the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether or not those reports would be favorable.

Any questions that you may have as to whether information is material must be addressed with the Chief Compliance Officer or his or her designee before acting in any way on such information.

What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Reuters, Bloomberg or a Dow Jones publication or in any other publication of general circulation would generally be considered “public.” In certain instances, information disseminated to certain segments of the investment community may be deemed “public” (e.g., research communicated through institutional information dissemination services such as First Call). The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Bases for Liability

Described below are circumstances under which a person or entity may be deemed to have traded on inside information.

1. Fiduciary Duty Theory. In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party has a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the U.S. Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: (1) they can enter into a confidential relationship with the company (e.g., attorneys and accountants, etc.) (“temporary insiders”); or (2) they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his or her fiduciary duty to the company’s shareholders.

In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2. Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In Carpenter v. United States, the U.S. Supreme Court found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to trade in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

•	jail sentences;

•	civil injunction;

•	treble damages;

•	disgorgement of profits;

•	fines for the person who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained, or loss avoided.

Controlling the Flow of Sensitive Information

The following procedures have been established to assist the officers, directors and employees of the Adviser in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of the Adviser or for themselves and to assist the Adviser and its supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every officer, manager, director, trustee and employee (including a temporary employee or consultant) of the Adviser must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or the Adviser, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer or his or her designee.

1. Identifying Inside Information. Before trading for yourself or others in the securities of a company about which you have what, you believe to be inside information, ask yourself the following questions:

•	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is non-public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is non-public, you must ask the Chief Compliance Officer or his or her designee prior to trading on or communicating (except in accordance with the procedures and requirements herein) such information.

•	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions in that regard, you should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer or his or her designee.

•	Do not purchase or sell the securities on behalf of yourself or others.

•	Do not communicate the information inside or outside of the Adviser, other than to the Chief Compliance Officer or his or her designee.

•	After the Chief Compliance Officer or his or her designee has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2. Restricting Access to Material Non-Public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted. In addition, it may be necessary from time-to-time, for legitimate business reasons, to disclose material information to persons outside of the Adviser. Such persons might include commercial bankers, investment bankers or other companies with whom the Adviser may be pursuing a joint project. In such situations, material non-public information should not be conveyed until an express understanding, typically in the form of a nondisclosure agreement (“NDA”), has been reached that such information may not be used for trading purposes and may not be further disclosed other than for legitimate business reasons. Please contact the Chief Compliance Officer or his or her designee before disclosing any material non-public information regarding the Adviser to a third party or entering into an NDA.

3. Leak of Material Information. If anyone becomes aware of a leak of material information, whether inadvertent or otherwise, he or she should report such leak immediately to the Chief Compliance Officer or his or her designee. Any insider who “leaks” inside information to a “tippee” may be equally liable with the tippee to third parties for any profit of the tippee.

4. Personal Security Trading. All officers, directors and employees must trade in accordance with the provisions of the Adviser’s Code of Business Conduct and Ethics as well as this Statement in order to assist the Adviser with monitoring for violations of the law.

5. Restricted List. As defined in the Adviser’s Code of Business Conduct and Ethics, the Chief Compliance Officer will maintain a Restricted List. The Restricted List is inclusive of all restricted securities relating to the Adviser and may include securities in which a Fund or Company is invested or otherwise considering. Disclosure outside of the Adviser as to what issuers and/or securities are on the Restricted List could, therefore, constitute tipping and is strictly prohibited.

6. Supervision/Investigation. Should the Chief Compliance Officer learn, through regular review of personal trading documents, or from any other source, that a violation of this Statement is suspected, the Chief Compliance Officer shall alert the Chief Executive Officer and/or the Chief Legal Officer of the Adviser. Together these parties will determine who should conduct further investigation, if they determine one is necessary.

Policy and Procedures for Trading in Fund or Company Securities

1. Window Period. Although not routinely applicable to open-end mutual funds, Blackout Periods and Window Periods may affect other Funds or Companies managed by the Adviser’s affiliates. All directors, trustees, managers, officers and employees (including temporary employees and consultants) of the Adviser and their respective immediate family members (collectively, the “Covered Personnel”) may purchase or sell securities of a Fund or Company only during a designated “window period.” In general, the “window period” begins at the opening of trading on the second business day following the date on which the Fund or Company publicly releases quarterly or annual financial results designated by the Fund or Company’s Chief Compliance Officer or Chief Financial Officer, working together with the applicable Adviser’s legal department, as sufficient to open the window period, and extends for thirty (30) calendar days thereafter, provided that the window period in the first quarter of any fiscal year will end not later than the fifteenth (15th) calendar day prior to the end of the first quarter. As a result, it is possible that the window period in the first fiscal quarter may, at times, be shorter than (30) thirty calendar days or not open at all. Should the end of the “window period” fall on a weekend, such window will be extended through the close of business on the following business day. Significantly, however, even during a “window period,” Covered Personnel may not engage in transactions involving securities of a Fund or Company if he or she is in possession of material non-public information on the trade date. Furthermore, the Fund or Company may alter the “window period” due to particular events or other circumstances (e.g., maintain an event-driven “blackout period” during which trading by Covered Personnel cannot take place).

2. Clearance of Transactions. Notwithstanding any window period, the Adviser requires that all purchases and sales of a Fund or Company’s securities by all Covered Personnel be cleared by the Chief Compliance Officer, or his or her designee, prior to placing any order related to such transactions (other than purchases and sales of securities under an Approved 10b5-1 Plan (as defined below)). If you wish to seek clearance to purchase or sell securities of a Fund or Company, please submit your pre-clearance request by using the Adviser’s online compliance portal that can be accessed via “FSInside”, the intranet website provided and maintained by the Adviser. In the pre-clearance request should include your name, the name of any immediate family member seeking to buy or sell securities of a Fund or Company (if applicable), contact information, the number of securities of the Fund or Company you (or such immediate family member) wish to buy or sell and the proposed date on which you (or such immediate family member) would like to complete the sale or purchase. The Chief Compliance Officer, or his or her designee, will review your request and respond as soon as possible.

3. Avoidance of Speculative Transactions. Certain types of transactions as well as the timing of trading may raise an inference of the improper use of inside information. In order to avoid even the appearance of impropriety, the Adviser discourages trades by Covered Personnel that are of a short-term, speculative nature rather than for investment purposes. Accordingly, Covered Personnel are prohibited from engaging in the following transactions in a Fund or Company securities, unless advance approval is obtained from the Chief Compliance Officer or his or her designee.

(i) Short sales. Covered Personnel may not sell the Company’s securities short;

(ii) Options trading. Covered Personnel may not buy or sell puts or calls or other derivative securities on a Fund or Company’s securities;

(iii) Trading on margin. Covered Personnel may not hold Fund or Company securities in a margin account or pledge Fund or Company securities as collateral for a loan; and

(iv) Hedging. Covered Personnel may not enter into hedging or monetization transactions or similar arrangements with respect to Fund or Company’s securities.

4. Rule 10b5-1 Plans. Covered Personnel may implement a so-called Rule 10b5-1 plan, which generally is a written plan for trading securities that is designed in accordance with Rule 10b5-1(c) under the Exchange Act. A Rule 10b5-1 plan that is established in good faith at a time when a person is unaware of material non-public information provides such person with an affirmative defense against accusations of insider trading when such person executes pre-planned trades. Covered Personnel are required to consult with and receive the approval of the Chief Compliance Officer, or his or her designee, prior to entry into a Rule 10b5-1 plan with respect to the purchase or sale of securities of a Fund or Company.

Accordingly, notwithstanding paragraph 2 above, Covered Personnel may purchase or sell securities of a Fund or Company outside a designated “window period” if such transactions are made pursuant to a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

(i) has been reviewed and approved at least fifteen (15) days in advance of any trades thereunder by the Chief Compliance Officer or his or her designee (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Compliance Officer or his or her designee at least fifteen (15) days in advance of any subsequent trades);

(ii) was entered into in good faith by the Covered Personnel at a time when the Covered Personnel was not in possession of material non-public information regarding a Fund or Company; and

(iii) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Personnel, so long as such third party does not possess any material non-public information about the Fund or Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Schedule I

•	FS Fund Advisor, LLC
•	Chiron Investment Management, LLC
•	FS Funds ICAV
•	AIC III- FS Chiron Capital Allocation Fund
•	AIC III FS Chiron SMid Opportunities Fund
•	AIC III FS Chiron Real Asset Fund
•	AIC III FS Multi-Strategy Alternatives Fund
•	AIC III FS Managed Futures Fund